FOR IMMEDIATE RELEASE


              TOPPS APPOINTS PRESIDENT AND CHIEF OPERATING OFFICER


New York, NY, August 4, 2004 - The Topps Company, Inc. (Nasdaq: TOPP) announced today that its Board of Directors has promoted Scott A. Silverstein to President and Chief Operating Officer. Arthur T. Shorin, who assumed the title of President in November 1997, will remain as Chairman and Chief Executive Officer.

In his role as Executive Vice President of the Company, Mr. Silverstein, 43, has been responsible for the day-to-day running of Topps U.S. Entertainment Division and management of the Company's legal affairs. In his new capacity, Mr. Silverstein's responsibilities will be expanded to include oversight of Topps Domestic Operations Group and Confectionery business. Mr. Silverstein will also continue to work closely with and report to Mr. Shorin.

Mr. Shorin commented, "Scott has had broad exposure to every aspect of Topps over the past 11 years and has emerged as a strong leader, showing deep insight and passion for the Company. Going forward, he will add meaningful strategic and operating focus to our overall business as he has demonstrated in his management of the Entertainment Group."

Mr. Silverstein said, "I am truly excited about the opportunity to work even more closely with the management team and to contribute further to the Company's success."

Mr. Silverstein began his professional career as an attorney with the law firm Shea & Gould, and joined the Topps organization in 1993 as in-house counsel. Subsequently, he became General Counsel, then Vice President-Business Affairs responsible for the Company's Pokemon business, followed by Executive Vice President in February 2000. Mr. Silverstein earned a JD degree from the University of Pennsylvania and a BA from Brandeis University.


Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include "Ring Pop," "Push Pop," "Baby Bottle Pop" and "Juicy Drop Pop" lollipops as well as "Bazooka" bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit www.topps.com.

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

                                      ###